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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

        Date of Report (Date of earliest event reported): January 29, 2004

                          COMMONWEALTH INDUSTRIES, INC.
             (Exact name of registrant as specified in its charter)

          Delaware                                   13-3245741
(State of incorporation)                  (I.R.S. Employer Identification No.)

        500 West Jefferson Street
          PNC Plaza-19th Floor
          Louisville, Kentucky                               40202-2823
(Address of principal executive office)                      (Zip Code)

       Registrant's telephone number, including area code: (502) 589-8100

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

Item 12. Results of Operations and Financial Condition.

         See the following press release, dated January 29, 2004, announcing Commonwealth Industries, Inc.'s results of operations for the Fourth Quarter and Full Year 2003:

                           Contact:     Kim S. Knotts
                                        Director of Investor Relations
                                        (502) 588-8207

                 COMMONWEALTH INDUSTRIES REPORTS FOURTH QUARTER
                      AND FULL YEAR 2003 FINANCIAL RESULTS

o    Fourth quarter aluminum shipments strongest for the year
o    Lead times in 2004 the longest in four years
o    Full-year and quarter periods impacted by goodwill impairment charges
o    Accounting-related hedge gain recorded in quarter
o Estimated aluminum shipments for the first six months of 2004 are 440-480m lbs.

     LOUISVILLE, KENTUCKY (January 29, 2004) - Commonwealth Industries, Inc. (NASDAQ/NM: CMIN) today announced results for the fourth quarter and year ended December 31, 2003. The resurgence in aluminum shipments that began in the 2003 third quarter accelerated in the fourth quarter, as indicated by a further 10% increase in aluminum shipments over the 2003 third quarter, from 195.4 million pounds to 215.2 million pounds, the highest level of the year. It is also notable that while aluminum shipments declined 4% from the prior year's robust
224.8 million pound fourth quarter, the year-to-year volume decline for the quarter includes the effects of the Company's planned annual maintenance outages at all of the Company's aluminum plants in the 2003 fourth quarter. (The last prior maintenance shutdowns had been planned and were taken in the 2003 first quarter instead of the 2002 fourth quarter.)

     Fourth quarter 2003 operating results were also affected by two significant non-cash accounting-related effects. Inclusive of those effects, the Company reported a net loss of $25.6 million or $1.60 per share versus net income of $6.4 million or $0.40 per share in the fourth quarter of 2002. The first of those effects is a charge of $29.6 million, or $1.85 per share, resulting from impairment of the carrying value of goodwill relating to the Company's electrical products business. Also included in the fourth quarter 2003 results is a gain of approximately $5.6 million, or $0.35 per share, relating to certain aluminum hedge transactions.

     Impairment of the carrying value of goodwill was determined in accordance with the annual review conducted by the Company in the fourth quarter as called for under Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets" (SFAS No. 142). The $29.6 million charge reduces the remaining goodwill balance as of December 31, 2003, to $19.3 million, all of which is associated with the Company's electrical products business. This adjustment to the goodwill carrying value follows a $25.3 million charge previously recorded as a cumulative change in accounting principle as of January 1, 2002, in accordance with the transitional test required under the initial implementation of SFAS No. 142. The fourth quarter 2003 goodwill impairment charge reflects a more conservative long-term outlook by the Company of a continuing highly competitive, commodity/volume/cost-driven environment for its electrical products business.

     The $5.6 million, or $0.35 per share, gain relating to aluminum hedge transactions resulted from a determination by the Company that hedges in place to reduce its exposure to aluminum price fluctuations did not meet certain "effectiveness" requirements set forth in Statement of Financial Accounting Standards No. 133 (SFAS No. 133). Accordingly, as required by the provisions of SFAS No. 133, the Company recognized the full gain by marking-to-market the London Metal Exchange-based derivative contracts held by the Company as hedges.

     Notwithstanding the mandated recognition of the $5.6 million gain in the 2003 fourth quarter, the Company takes care to caution that as the physical metal purchases represented by these contracts are priced in the market and delivered to the Company for processing in future periods, the related higher metal prices will result in future lower margins and corresponding offsets to the $5.6 million gain being recorded. Further, the Company estimates that an additional $1.4 million gain from "ineffectiveness" in prior 2003 quarters will also be offset by higher costs in future periods, resulting in an aggregate cost carry-over of $7.0 million into future periods (predominantly in the first half of 2004). The Company retains the strong conviction that hedges in place to reduce its exposure to aluminum price fluctuations are effective and highly suitable in an economic sense, but recognizes that adherence to the provisions of SFAS No. 133 requires that the hedges meet certain mandated "effectiveness" requirements to receive deferred accounting treatment.

     For the year, net sales fell 5% to $920.0 million from $966.2 million in 2002. Gross profit for the 2003 year decreased 15% to $57.4 million versus $67.3 million for 2002. Including the 2003 goodwill impairment charge of $29.6 million and the $25.3 million goodwill impairment charge recorded as a cumulative effect of change in accounting principle in 2002, the Company reported a net loss for 2003 of $31.1 million, or $1.94 per share, compared with a net loss in 2002 of $16.2 million, or $1.00, per diluted share.

     As mentioned at the outset, aluminum shipments in the 2003 fourth quarter reached the highest level of the year at 215.2 million pounds, 10% over the third quarter, 21% over the second quarter and 17% over the first quarter. Aluminum shipments were just 4% below the 2002 fourth quarter despite the annual maintenance shutdown taken during the 2003 quarter. For the full year, aluminum shipments declined 15% from 905.0 million pounds to 772.5 million pounds, reflecting the relative weakness in the earlier quarters of 2003. Electrical product shipments declined 7% in the 2003 fourth quarter to 104.0 million feet from 111.9 million feet in the prior-year quarter, consistent with the full year 7% decline to 454.8 million feet from 486.7 million feet in 2002, and indicative of the persistent softness that prevailed throughout 2003 in the commercial construction markets served by the Company.

     The Company's gross profit margin for the fourth quarter declined to 8.0% from 9.1% in the year-earlier period. Aluminum business gross profit margin fell to 7.2% from 8.4% in the year-earlier quarter due to the net effects of higher net selling prices offset by higher metal purchase prices, the hedge gains described earlier, higher manufacturing unit costs associated with lower shipment levels and costs related to the planned outages. In the Company's electrical products business, gross profit margin improved to 15.1% in the fourth quarter of 2003 from 12.6% in the same period last year, reflecting reduced costs from the Company's Lean Manufacturing initiatives that more than offset higher raw material costs.

     For the year, the Company's gross profit margin declined to 6.2% from 7.0% in 2002. The gross profit margin for the Company's aluminum products business was flat at 5.5% year-over-year. The gross profit margin for Alflex declined to 11.7% in 2003 from 16.1% in 2002, primarily reflecting the impact of lower volume and the related impact on manufacturing efficiency, and continued pressure on selling prices resulting from a sustained decline in commercial construction activity and the competitive price environment.

     Selling, general and administrative expenses (SG&A) for the fourth quarter of 2003 were essentially flat at $12.3 million versus $12.2 million in the fourth quarter of 2002. For the year, SG&A declined 3% to $45.6 million, 5.0% of net sales in 2003 versus 4.9% of net sales in 2002.

     At December 31, 2003, Commonwealth had $379.8 million in total assets compared with $428.9 million last year, and stockholders' equity of $76.0 million versus $107.2 million at the end of 2002. The Company's debt-to-capitalization was 62% at December 31, 2003, compared with 54% one year ago. Each of the foregoing changes reflected the impact of the Company's goodwill impairment charges recorded in 2003 and 2002.

     President and Chief Executive Officer Mark V. Kaminski said, "We are heartened by the fact that the fourth quarter was our strongest quarter of the year in terms of aluminum shipments, and we are optimistic as current bookings indicate a strong market through mid-year. Gross profit at our Alflex business also improved in the fourth quarter versus the prior-year quarter, and I believe that by taking a more conservative outlook for our electrical products business, as reflected in the fourth quarter goodwill impairment charge, we are setting the stage for future stability and growth in that business sector.

     "Although the Company would have strongly preferred to defer the hedge gain of $5.6 million recorded in the 2003 fourth quarter, aggregating to $7.0 million for the full year, in order to achieve a closer match to the increased raw material costs that will now depress our margins in 2004, we are mindful of the exacting provisions set forth in SFAS No. 133 that require the treatment accorded these transactions.

     "We worked very hard in 2003 at helping our customers improve their businesses and gear their production more closely to demand," Kaminski continued. "Through innovations such as short lead-time programs, Rapid Response Depot and Solutions Engineering, Commonwealth is looking at its customers' individual needs, providing the ability for our customers to buy material closer to actual requirements. In addition, we are working on ways to share the benefits of reduced inventory, higher inventory turns and shorter lead times."

     Kaminski concluded, "While we cannot predict when and to what extent the looming economic recovery will benefit our businesses, we are highly encouraged by the strengthening outlook taking shape as we begin 2004. We estimate the first six months of 2004 aluminum shipments to be 440 to 480 million pounds. We will continue to concentrate on improving customer service support, reducing costs through Lean Manufacturing and creating innovative solutions to meet our customers' needs. Helping our customers grow their businesses allows us to be a better strategic supplier and positions us for improved market share as the economy improves."

     Commonwealth's management will discuss the Company's fourth quarter and year-end results during an online Web simulcast on Thursday, January 29, 2004, at 10:00 a.m. Eastern Time. The Web simulcast can be accessed at www.ciionline.com by selecting "Investor Relations", then "Live Webcast Q4 2003 Commonwealth Industries Earnings Conference Call." An online replay of the simulcast will be available approximately two hours following the conclusion of the live broadcast and will continue through February 28, 2004, at the Company's web site.

     Commonwealth Industries is one of North America's leading manufacturers of aluminum sheet for distributors and the transportation, construction, and consumer durables end-use markets. The Company has direct-chill casting facilities in Kentucky and continuous casting mini-mills in Ohio and California. Commonwealth also is a leading manufacturer of innovative electrical products through its Alflex operations in California and North Carolina. For more
information   about   the   Company,    visit   Commonwealth's   web   site   at
www.ciionline.com.

     Certain statements set forth above, may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements regarding the Company's and its subsidiaries' expected future financial position, results of operations, cash flows, funds from operations, dividends, financing plans, business strategy, budgets, projected costs, capital expenditures, competitive positions and growth opportunities are forward-looking statements. Such forward-looking statements are based on management's current expectations and include known and unknown risks, uncertainties and other factors, many of which the Company is unable to predict or control, that may cause the Company's actual results or performance to materially differ from any future results or performance expressed or implied by such statements. Such factors may include, without limitation, the success of the implementation of the company-wide information system, the effect of global economic conditions, the ability to achieve the level of cost savings or productivity improvements anticipated by management, the effect (including possible increases in the cost of doing business) resulting from war or terrorist activities or political uncertainties, the ability to successfully implement new marketing and sales strategies, the impact of competitive products and pricing, product development and commercialization, availability and cost of critical raw materials, the ability to effectively hedge the cost of raw materials, capacity and supply constraints or difficulties, the success of the Company in implementing its business strategy, and other risks as detailed in the Company's various filings with the Securities and Exchange Commission.

                          COMMONWEALTH INDUSTRIES, INC.
                 Condensed Consolidated Statement of Operations
                      (in thousands except per share data)

                                                                              Three Months Ended               Year Ended
                                                                                 December 31,                  December 31,
                                                                             2003            2002         2003            2002
                                                                          -----------    -----------    ----------    -----------
Net sales                                                                  $   244,837     $  238,719   $   920,042     $  966,238
Cost of goods sold                                                             225,303        216,994       862,619        898,927
                                                                           -----------     ----------   -----------     ----------
    Gross profit                                                                19,534         21,725        57,423         67,311
Selling, general and administrative expenses                                    12,253         12,198        45,564         46,977
Goodwill impairment charges                                                     29,607             --        29,607             --
                                                                           -----------     ----------   -----------     ----------
    Operating income (loss)                                                    (22,326)         9,527       (17,748)        20,334
Other income (expense), net                                                        440            818         1,771          1,636
Interest expense, net                                                           (3,700)        (3,740)      (14,915)       (15,146)
                                                                           -----------     ----------   -----------     ----------
    Income (loss) before income taxes and cumulative
      effect of change in accounting principle                                 (25,586)         6,605       (30,892)         6,824
Income tax expense (benefit)                                                        34            240           184         (2,292)
                                                                           -----------     ----------   -----------     ----------
    Income (loss) before cumulative effect of
      change in accounting principle                                           (25,620)         6,365       (31,076)         9,116
Cumulative effect of change in accounting principle                                 --             --            --        (25,327)
                                                                           -----------     ----------   -----------     ----------
    Net income (loss)                                                      $   (25,620)    $    6,365   $   (31,076)    $  (16,211)
                                                                           ===========     ==========   ===========     ==========

Basic net income (loss) per share:
   Income (loss) before cumulative effect of
     change in accounting principle                                        $     (1.60)   $      0.40   $     (1.94)   $      0.57
   Cumulative effect of change in accounting principle                              --             --            --          (1.58)
                                                                           -----------    -----------   -----------    -----------
   Net income (loss)                                                       $     (1.60)   $      0.40   $     (1.94)   $     (1.01)
                                                                           ===========    ===========   ===========    ===========
Diluted net income (loss) per share:
   Income (loss) before cumulative effect of
     change in accounting principle                                        $     (1.60)   $      0.40   $     (1.94)   $      0.57
   Cumulative effect of change in accounting principle                              --             --            --          (1.57)
                                                                           -----------    -----------   -----------    -----------
   Net income (loss)                                                       $     (1.60)   $      0.40   $     (1.94)   $     (1.00)
                                                                           ===========    ===========   ===========    ===========
Weighted average shares outstanding:
    Basic                                                                       16,011         15,998        16,011         15,994
    Diluted                                                                     16,011         16,086        16,011         16,097

Dividends paid per share                                                   $        --     $     0.05   $      0.10     $     0.20

                          COMMONWEALTH INDUSTRIES, INC.
                       Operating and Financial Statistics
                  (dollars in thousands except per share data)

                                                                         Three Months Ended                   Year Ended
                                                                            December 31,                      December 31,
                                                                        2003            2002             2003            2002
                                                                     -----------    -----------       -----------    -----------
Net sales volume:
    Aluminum products                                                $   220,759    $   212,768       $   819,357    $   853,849
    Electrical products                                              $    24,078    $    25,951       $   100,685    $   112,389

Shipment volume:
    Aluminum products (millions lbs.)                                      215.2          224.8             772.5          905.0
    Electrical products (millions ft.)                                     104.0          111.9             454.8          486.7

Production volume:
    Aluminum products (millions lbs.)                                      224.8          231.9             773.3          925.4
    Electrical products (millions ft.)                                     115.5          108.4             457.7          482.7

Gross profit percent
    Aluminum products                                                        7.2%           8.4%              5.5%           5.5%
    Electrical products                                                     15.1%          12.6%             11.7%          16.1%
    Consolidated Company                                                     8.0%           9.1%              6.2%           7.0%

Operating income percent
    Aluminum products                                                        5.5%           6.5%              4.2%           4.1%
    Electrical products                                                   (118.6%)          1.9%            (29.4%)          4.9%
    Consolidated Company                                                    (9.1%)          4.0%             (1.9%)          2.1%

Current ratio                                                                2.7x           2.6x              2.7x           2.6x
Interest coverage ratio (EBITDA excluding non-cash
    goodwill impairment charges of $29.6 million in 2003
    and non-cash goodwill impairment charges of $25.3
    million in 2002 to interest expense)                                     3.5x           4.2x              2.3x           2.8x
Interest coverage ratio (EBITDA including non-cash
    goodwill impairment charges of $29.6 million in 2003
    and non-cash goodwill impairment charges of $25.3
    million in 2002 to interest expense)                                    (4.5x)          4.2x              0.3x           1.2x
Return on average stockholders' equity (annualized)                       (116.9%)         22.7%            (32.2%)        (13.9%)
Debt-to-capitalization                                                        62%            54%               62%            54%

EBITDA (1) (excluding non-cash goodwill impairment
    charges of $29.6 million in 2003 and non-cash
    goodwill impairment charges of $25.3 million in 2002)             $   12,926    $    15,547       $    34,252    $    43,112
EBITDA (1) (including non-cash goodwill impairment
    charges of $29.6 million in 2003 and non-cash
    goodwill impairment charges of $25.3 million in 2002)             $  (16,681)   $    15,547       $     4,645    $    17,785

Note (1) Earnings before interest, income taxes, depreciation and amortization. See EBITDA Calculation on Page 6.

                          COMMONWEALTH INDUSTRIES, INC.
                             EBITDA Calculation (1)
                                 (in thousands)

                                                                               Three Months Ended                Year Ended
                                                                                   December 31,                  December 31,
                                                                              2003            2002           2003            2002
                                                                           -----------    -----------     -----------    -----------

Net cash provided by operating activities                                 $     4,285    $    20,594     $     3,810     $   24,754
Adjustments to reconcile net cash provided by
 operations to net income (loss):
  Depreciation                                                                 (5,205)        (5,202)        (20,622)       (21,142)
  Amortization                                                                   (229)          (222)           (895)          (984)
  Goodwill impairment charges                                                 (29,607)            --         (29,607)       (25,327)
  Loss on disposal of property, plant and equipment                              (486)          (129)           (554)          (325)
  Issuance of common stock in connection with stock awards                         --             --             (90)          (170)
  Change in working capital and other net assets                                5,622         (8,676)         16,882          6,983
                                                                         ------------    -----------    ------------    -----------
Net income (loss)                                                         $   (25,620)   $     6,365     $   (31,076)   $   (16,211)
Add back depreciation                                                           5,205          5,202          20,622         21,142
Add back amortization (2)                                                          --             --              --             --
Add back tax expense / subtract tax benefit                                        34            240             184         (2,292)
Add back interest expense, net (2)                                              3,700          3,740          14,915         15,146
                                                                          -----------    -----------     -----------    -----------
   EBITDA including non-cash goodwill impairment charges                      (16,681)        15,547           4,645         17,785
Add back non-cash goodwill impairment charges                                  29,607             --          29,607         25,327
                                                                          -----------    -----------     -----------    -----------
   EBITDA excluding non-cash goodwill impairment charges                  $    12,926    $    15,547     $    34,252    $    43,112
                                                                          ===========    ===========     ===========    ===========

Note (1) EBITDA is used in the calculation of certain covenants under the Company's credit agreement.

     (2) Amortization of financing costs for the three months ended December 31, 2003 and 2002 of $229 and $222, respectively, and the year ended December 31, 2003 and 2002 of
         $895 and $984, respectively, is included in interest expense, net instead of in amortization in the above calculation.

                          COMMONWEALTH INDUSTRIES, INC.
                 Condensed Consolidated Statement of Cash Flows
                                 (in thousands)

                                                                                            Year Ended
                                                                                            December 31,
                                                                                       2003            2002
                                                                                    ------------   -----------
Cash flows from operating activities:
  Net income (loss)                                                                 $   (31,076)   $   (16,211)
  Adjustments to reconcile net income (loss) to net cash
    provided by operations:
       Depreciation                                                                      20,622         21,142
       Amortization                                                                         895            984
       Goodwill impairment charges                                                       29,607         25,327
       Loss on disposal of property, plant and equipment                                    554            325
       Issuance of common stock in connection with stock awards                              90            170
       Change in working capital and other net assets                                   (16,882)        (6,983)
                                                                                    ------------   -----------
         Net cash provided by operating activities                                        3,810         24,754
                                                                                    ------------   -----------

Cash flows from investing activities:
  Purchases of property, plant and equipment                                            (16,237)       (16,321)
  Proceeds from sale of property, plant and equipment                                       158             23
                                                                                    -----------    -----------
         Net cash (used in) investing activities                                        (16,079)       (16,298)
                                                                                    -----------    -----------

Cash flows from financing activities:
  Increase in outstanding checks in excess of deposits                                      659             --
  Proceeds from long-term debt                                                          108,970         77,270
  Repayments of long-term debt                                                         (108,970)       (77,270)
  Repayments of notes receivable from sale of common stock                                   --          1,561
  Cash dividends paid                                                                    (1,601)        (3,199)
                                                                                    -----------    -----------
         Net cash (used in) financing activities                                           (942)        (1,638)
                                                                                    -----------    -----------

Net (decrease) increase in cash and cash equivalents                                    (13,211)         6,818
Cash and cash equivalents at beginning of period                                         13,211          6,393
                                                                                    -----------    -----------
Cash and cash equivalents at end of period                                          $        --    $    13,211
                                                                                    ===========    ===========

                          COMMONWEALTH INDUSTRIES, INC.
                      Condensed Consolidated Balance Sheet
                        (in thousands except share data)

                                                                                           December 31,
                                                                                    --------------------------
                                                                                       2003            2002
                                                                                    -----------    -----------
Assets
Cash and cash equivalents                                                           $        --    $    13,211
Accounts receivable, net                                                                    248             66
Inventories                                                                             131,552        125,348
Net residual interest in receivables sold                                                65,860         81,195
Prepayments and other current assets                                                     13,227          7,133
                                                                                    -----------    -----------
        Total current assets                                                            210,887        226,953
Property, plant and equipment, net                                                      141,871        146,968
Goodwill                                                                                 19,265         48,872
Other noncurrent assets                                                                   7,802          6,111
                                                                                    -----------    -----------
        Total assets                                                                $   379,825    $   428,904
                                                                                    ===========    ===========

Liabilities
Outstanding checks in excess of deposits                                            $       659    $        --
Accounts payable                                                                         53,399         59,594
Accrued liabilities                                                                      23,806         28,527
                                                                                    -----------    -----------
        Total current liabilities                                                        77,864         88,121
Long-term debt                                                                          125,000        125,000
Other long-term liabilities                                                               3,672          5,183
Accrued pension benefits                                                                 30,147         26,743
Accrued postretirement benefits                                                          67,146         76,670
                                                                                    -----------    -----------
        Total liabilities                                                               303,829        321,717
                                                                                    -----------    -----------

Commitments and contingencies                                                                --             --

Stockholders' Equity
Common stock, $0.01 par value, 50,000,000 shares authorized,
     16,010,971 and 15,997,651 shares outstanding at
     December 31, 2003 and 2002, respectively                                               160            160
Additional paid-in capital                                                              405,703        405,613
Accumulated deficit                                                                    (310,619)      (277,942)
Accumulated other comprehensive income:
     Unrealized gain on security                                                             34             --
     Minimum pension liability adjustment                                               (21,276)       (21,391)
     Effects of cash flow hedges                                                          1,994            747
                                                                                    -----------    -----------
        Total stockholders' equity                                                       75,996        107,187
                                                                                    -----------    -----------
        Total liabilities and stockholders' equity                                  $   379,825    $   428,904
                                                                                    ===========    ===========

                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                    COMMONWEALTH INDUSTRIES, INC.

                                 By    /s/ Mark V. Kaminski
                                       ---------------------------------------
                                       Mark V. Kaminski, President and
                                       Chief Executive Officer

Date: January 29, 2004